CONTINUATION OF
                          EXCLUSIVE LICENCE AGREEMENT
                                    BETWEEN
                             DURISOL RESOURCE INC.
                                      AND
                           SMITH-MIDLAND CORPORATION

THIS AGREEMENT is made on the 1st day of January 1999

BETWEEN:       DURISOL RESOURCE INC.,
               67 Frid Street
               Hamilton, Ontario, Canada
               L8P 4M3

               hereinafter referred to as ('the Licensor') of the one part

and            Smith-Midland Corporation
               P.O. Box 300
               Midland, Virginia 22728
               USA

               hereinafter referred to as ('the Licensee') of the second part.

WHEREAS

By an Agreement dated January 20, 1990, DURISOL INTERNATIONAL CORP. has granted an Exclusive Licence to the Licensor for the Patents, Know-How and technology owned by Durisol International Corp. in relation to the manufacturing process for producing the Wood Concrete and lightweight concrete described in Schedule 1 hereto ('the Durisol process').

The Licensor granted an Exclusive Sub-Licence ending January 22, 1999 for a Field of Use in the Territory for all the Patents and Know-How licensed to the Licensor by Durisol International Corp. along with certain ancillary rights as set out herein to the Licensee in return for the licence fee and royalties payable as set out herein;

The Licensor wishes to extend the Exclusive Sub-License for a further five year period under the same conditions set out for the previous three years ending January 22, 1999, except for the minor modifications set out in clauses 1.2, 1.10, 1.11, 2.1, 4, 6.1, 6.2, 11, 17, Schedule 2, Schedule 3.

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NOW THEREFORE IT HAS BEEN AGREED as follows:

1.   DEFINITIONS

     1.1 'The Territory' means the States of Virginia, and The District of Columbia.

     1.2 'The Field of Use' means the use of the Patents and the Know-How in the construction of transportation and outdoor applications in the Territory, specifically excluding Durisol facade panels, floor forms, etc.

     1.3 'The Patents' means all or any of the Patent(s) in relation to the Durisol Products or the Invention granted to anyone in the Durisol Group during the life of this Agreement and not limited to those patents in existence at the date hereof, short particulars of which are set out in Schedule 3 hereto.

     1.4 'The Durisol Group' means Durisol International Corp., any or all of the licensee(s) of the Patents, Know-How and/or the Invention, or the Licensor and/or any of the aforementioned entities, officers, directors, shareholders, agents, associates or nominees.

     1.5 'The Know-How' means all information, knowledge, experience, formulae, data processes drawings and designs howsoever or wheresoever arising concerning the Patents, the Durisol Products and/or the Invention in the possession, custody or control of the Durisol Group; including also the results of all tests (and results) on the Durisol Products in the possession or under the control of the Licensor or any member of the Durisol Group ("The Test Data");

     1.6 'The Invention' means the Patents, the Know-How, The Durisol Process and all aspects of the manufacture of the Durisol Products including without limitations:

          1.6.1 The composition of the Durisol Products, raw materials, auxiliary materials, and binders actually in use in the Durisol Factories around the world or in any other factory or facility licensed by Durisol International Corp. as well as basic materials not yet utilized on an industrial scale, but tested in the laboratory, for example raw materials such as vegetable substances of various kinds and shapes, including wood from European, North American, Mexican, South American and other origins broken down in various ways, and the corresponding treatment for mineralization and for compatibility with cement or similar binders or similar materials.

          1.6.2 The arrangement of the factory and the nature of the manufacturing equipment for the manufacture of the Durisol Products;

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          1.6.3  Applications worldwide in which Durisol Products are used as an ingredient or in which the method of manufacturing Durisol Products are used.

          1.6.4 The Durisol Products at present on the market as well as those designed and developed but no longer marketed or not yet exploited.

     1.7  'Improvement' means:

          (i) any invention developed or acquired with free right of disposal by any member of the Durisol Group and used commercially by any member of the Durisol Group during the life of this Agreement the use of which in the Territory without a licence under any patent or patent application would be an infringement thereof;

          and/or

          (ii) any change in the invention and/or the Durisol Products which has been developed or acquired with free rights of disposal by any member of the Durisol Group and used commercially by any member of the Durisol Group during the life of this Agreement which makes the Invention and/or the Durisol Products more efficient or adaptable or enables the Invention to be manufactured marketed or sold more cheaply or efficiently. PROVIDED THAT where the context so admits, 'improvement' shall include any invention or change in the Invention and/or the Durisol Products made, developed or acquired by the Licensee or any sub-licensee.

     1.8 'The Durisol Products' means all or any of the Products currently made or developed for use in the future which apply to the Field of Use.

     1.9 'The Head Licence Agreement' means the Licence Agreement dated January 20, 1990 and made between Durisol International Corp. and the Licensor.

     1.10 'The Consent Agreement' means the Agreement between Durisol International Corp. and the Licensor made the 31st day of December 1998 whereby Durisol International Corp. approves of the terms and provisions of the Agreement.

     1.11 'The Effective Date of the Agreement' means the date on which this Agreement is made as indicated on Page 1 of this agreement.

     1.12 'Exclusive' means in respect of a licence or right granted hereunder that the grantor may not itself exercise that licence or right and may not authorize any other person to use or assign that licence or right.


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     1.13 'Person(s)' includes any person firm or company or group of persons or unincorporated body.

     1.14 'The Parties' means the Licensor and Licensee.

     1.15 'Quarter Year' and 'Quarter' shall mean the three month period ending on 31 March, 30 June, 30 September and 31 December in each year.

     1.16 The singular includes the plural and vice versa where the context so admits or requires and references to 'the Licensor' or 'the Licensee' shall include their respective employees and agents.

2.   WARRANTIES BY THE PARTIES

A.   The Licensor hereby warrants and declares that:

     2.1 There are no outstanding assignments, licences, obligations, charges or agreements either written oral or implied and either valid or invalid which are made under the Head Licence Agreement or whatsoever which are inconsistent with this Agreement;

     2.2  To the best of its knowledge and belief:

          1) the Invention does not infringe any third party's patent or other intellectual property right whether registerable or not in the Territory; and

          2) the use by the Licensee of the Know-How (or disclosure by the Licensor to the Licensee of the Know-How) will not breach any obligation of confidence or secrecy imposed by or owed to a third party.

     2.3 The disclosure or use of the Know-How will enable the Licensee or its nominee to manufacture and market the Invention and the Durisol Products in the Territory.

     2.4 The Know-How to be disclosed to the Licensee will be a full and complete disclosure of all the Know-How and the Test Data in its possession custody power or control in relation to the Invention and the Durisol Products relating to the Field of Use.

     2.5 It will prosecute any patent application pending in the US Patent Office and use its reasonable endeavours to overcome any patent opposition or objections or official actions thereby arising.


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     2.6  There is no litigation, arbitration, claim (apart from claims arising to adjust ordinary business transactions), governmental or other proceeding, or investigation pending, threatened or in prospect or any basis therefore known to the Licensor against the Licensor or affecting any of the business, properties or assets of the Licensor.

     2.7 There are no licences, liens or security interests in the Territory outstanding in respect of the rights granted herein.

     2.8 It has good and marketable title to the Patents and the inventors are the true and only inventors of the Patents.

     2.9 It is not aware of any matter or prior art that would invalidate any of the patents.

B.   The Licensee warrants and declares that:

     2.10 It will provide a marketing plan within three (3) months of the date of this Agreement and update it on a regular basis and will use its best endeavours to achieve the objectives in the marketing plan.

C.   The parties hereby warrant to each other:

     2.11 They have the full right power an authority to enter into and perform this Agreement and that the signatory to this Agreement is properly and duly authorized to sign respectively for and on behalf of each Party.

     2.12 No consent of, or declaration of filing with, any federal, state, municipal or other governmental authority is required for the execution, delivery or performance of this Agreement or any part of it.

     2.13 No consent of any party to any contract, agreement, lease, licence, or other instrument to which the Licensor or the Licensee is a party or to which any of their respective properties or assets are subject is required for the execution, delivery or performance of this Agreement (except the consent of DIC under the Head Licence Agreement); and the execution, delivery, and performance of this Agreement will not conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any such contract, agreement, lease, licence or other instrument or contravene any provision of the Articles of Incorporation or by-laws of any of the parties, or conflict with or result in a breach of any law, order of judgment, decree or regulation binding on any of the parties, or to which any of its properties or assets are subject.


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         2.14  The representations and warranties made by the Parties under this
               Agreement are made as of the Effective Date of this Agreement and cover all conduct of the Parties and those persons signing on behalf of them up to that date.

3.   GRAND CLAUSE

         3.1 The Licensor hereby grants to the Licensee an Exclusive Licence under the Patents to make use sell and deal in the Invention and the Durisol Products in the Territory and in the Field of Use on the terms and conditions of this Agreement provided that this Licence shall be deemed to be a Licence under any and all patent(s) in relation to the Invention granted to any member of the Durisol Group during the life of this Agreement.

         3.2 The Licensor hereby grants to the Licensee the exclusive right to use develop and exploit the Know-How for the Invention and the Improvements in the Territory and in the Fields of Use on the terms and conditions of this Agreement.

         3.3 The Licensee is hereby granted a non-exclusive right to use in the Territory the USA Registered Trademark 'Durisol' (Number 440,075) in the ownership of DIC.

4. PROVIDED FURTHER THAT nothing in this Agreement shall entitle the Licensee to exercise the rights granted outside the Territory without the prior consent of the Licensor and the Licensee shall refrain from all activity connected with Durisol Products and the Invention outside the Territory and shall not without prior consent of the Licensor, either directly or indirectly, offer, sell or deliver any of the Durisol Products outside the Territory.

5.   RESPONSIBILITIES OF THE LICENSEE

     SMC shall actively and exclusively promote the sale and use of Durisol for absorptive Noise Barriers and shall be responsible under the License to provide:

         (a) All plant, equipment and forms necessary to manufacture Durisol Products in sufficient quantities to satisfy the orders achieved in the Territory without recourse to importing Durisol Products from the Licensor's facilities in Canada or elsewhere;

         (b) The sales force for marketing and selling Durisol Products in the Territory;

         (c)   Local advertising and promotion;

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         (d)   All information required in obtaining state and local approvals, including all required testing not presently completed or in progress; and

         (e) To manufacture Durisol Products in strict compliance with the standards established by DRI with respect to component materials, mix designs and placement, compaction and curing.

6.   FEES AND ROYALTIES

     6.1 LUMP SUM ROYALTY
         The Licensee paid to the Licensor a lump sum for the transfer of the Know-How hereunder of US $25,000 (twenty five thousand) paid in installments.

     6.2 ROYALTY FEE BASED ON SALES

         6.2.1 The Licensee agrees to pay to the Licensor Royalties calculated in accordance with Schedule 2 hereof ('the Royalty') provided that the Licensee shall pay a minimum royalty as follows:

               (a) in the year ending 31 December 1999, US $25,000 (twenty five thousand US Dollars), and

               (b) in each year thereafter US $25,000 (twenty-five thousand US
                   Dollars) during the term of this Agreement. Royalties paid in excess of the annual minimum in the current year and immediate year before except as noted in Clause 6.2.1 (c) shall be applied to the minimum requirements of the following year. In one of the above years the minimum Royalty may be reduced to US $12,500 (twelve thousand five hundred US Dollars) if market conditions fail to produce the specified minimum Royalty.

               (c) Royalties due up to and including December 31, 1998 shall be paid up in full and not be entitled to carry over to future years.

               Provided that any shortfall between the minimum royalty payable hereunder and the Licence Fee shall be paid within 60 days after the 31 December in any year.

         6.2.2 The Licensee shall keep full and complete records showing the basis upon which the Royalty is calculated and make available for inspection at the Licensee's premises.

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         6.2.3 At the end of each Quarter Year or as soon as possible thereafter, the Licensee shall submit a report to the Licensor on the amount of Durisol Products manufactured by the Licensee and/or any sub-licensee during that Quarter Year.

         6.2.4 No License Fee shall be payable to the Licensor by the Licensee for sales made by the Licensee to persons, firms or corporations who fail to pay the Licensee for any Durisol Products sold to them by the Licensee, provide that the Licensee shall make all reasonable effort to collect such accounts. The License Fee shall be payable on a cash receipt basis.

         6.2.5 The Licensee shall account for the License Fee at the end of each Quarter Year and shall pay the License Fee to the Licensor within 60 days after that date in each quarter into a designated bank account of the Licensor in Canada.

         6.2.6 The conversion and transfer of License Fee is the sole responsibility of the Licensee, and the Licensee's obligations for payment of the License Fee shall cease as soon as they are freely available for the Licensor in Canada in Canadian Dollars, less any tax or other charges imposed in the United States of America.

         6.2.7 The Licensee shall not make any deduction from the License Fee in respect of any claim which the Licensee alleges against the Licensor and the Licensee shall, unless requested to do so by any Government or other authority refrain from blocking, impounding or obstructing payment of the Royalty or taking any measures which would prevent the Licensor from receiving the entire and undiminished amount of the Royalty.

7.   KNOW-HOW DISCLOSURE

     In consideration of the payment of US $25,000 (twenty-five thousand U.S. Dollars) set out in Clause 6.1 hereof, the Licensor hereby agrees to disclose to the Licensee all the Know-How and Test Data relating to the Invention, and in consideration of the payment set out in Clauses 6.2 hereof agrees to transfer Know-How and Test Data as it arises in the Durisol Group throughout the life of this Agreement.

8.   TECHNOLOGY TRANSFER AND TRAINING

     8.1 In addition to Clause 7 hereof the Licensor agrees that it will perform the following continuing services for the benefit of the Licensee:

         8.1.1 The Licensor shall provide training in Mitchell, Ontario at Durisol Materials Limited's plant or at other locations appropriate to the products licensed for up to four (4) engineers

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               designated by the Licensee. Wages, transportation, board, room and premiums for accident and sickness insurance of such engineers shall be the responsibility of the Licensee. The engineers will be trained in all aspects of Durisol Products related to the Field of Use. The duration and location of the training will be mutually agreed.

         8.1.2 For initial mobilization of equipment and startup and thereafter whenever the Licensee shall encounter difficulties in establishing, maintaining or operating its plants or in producing Durisol Products or in manufacturing Durisol Products according to the Know-How or Patents the Licensor shall, at the request of the Licensee, send one or more specialists to the Licensee's or any sub-licensee's plant or plants to instruct assist and advise the Licensee in order to meet and overcome any such difficulties and to the extent permitted by the development of the work, to recommend corrective measures. The travelling costs connected with the sending of such specialists by the Licensor (including wages) shall be borne exclusively by the Licensee. During the entire period spent in the Licensee's Territory the Licensee shall pay for each specialist a daily engineering fee equal to US $500.00 (five hundred U.S. Dollars). The travel expenses and accommodation costs paid by the Licensor in respect of the period spent in the Licensee's Territory by such specialists shall be repaid by the Licensee. For the sake of simplicity the accounting shall be done at the end of each month.

         8.1.3 The Licensor shall, at the Licensee's request, prepare or check the Licensee's projects and plans for the commissioning of a state of the art plant to manufacture components for Durisol Products, the costs of such work to be debited to and paid by the Licensee according to the rates set forth in Paragraph 8.1.2. The Licensor shall not be responsible in any way for mistakes in drawings and instructions checked by the Licensee. The Licensee alone shall be responsible for all measures taken or to be taken in connection with the putting of their plant into operation, the manufacture of the Durisol Products and their utilisation in the Durisol Process according to the Invention.

     8.2 The Licensee shall be the employer of its employees during the entire period of any training under this clause and shall accept the risks attendant on this capacity, and the Licensee further accepts to provide at its cost all necessary insurance arising therefrom including workmen's compensation insurance.

     8.3 The Licensor shall use its best endeavours to provide full and comprehensive training facilities in all aspects of Durisol Products. Further, all advice given to the Licensee shall be given by competent and fully trained and experienced specialists in Durisol Products and the manufacture thereof.

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9.  IMPROVEMENTS

    9.1  LICENSOR'S IMPROVEMENT

         In the event that the Licensor shall at any time during the currency of this Agreement devise discover or acquire rights in any Improvement the Licensor shall to the extent that it is not prohibited by law promptly notify the Licensee in writing giving details thereof and shall provide to the Licensee such information and explanations as the Licensee may reasonably require to be able to utilize the same. Information so provided shall be deemed to be provided on the same terms as those applicable to the Know-How agreed to be provided under Clauses 3.2 and 7 above. In any case where the Licensor obtains a Patent in respect of such Improvement the Licensor shall grant a licence to the Licensee of the same scope as the licence agreed to be provided under Clause 3.1 hereof and on the same terms as to royalty as set out herein.

    9.2  LICENSEE'S IMPROVEMENTS

         In the event that the Licensee or any sub-licensee shall at any time devise, discover or acquire rights in any Improvement the Licensee shall to the extent that it is not prohibited by law promptly notify the Licensor in writing giving details thereof and provide to the Licensor such information or explanation as the Licensor may reasonably require to be able effectively to utilize the same. The rights and/or property so arising shall be vested in the Licensee who shall grant royalty free licenses to any member of the Durisol Group for so long as such member remain a member of the Durisol Group. Nothing in the foregoing shall affect the Licensee's right to grant sub-licences in respect of such an Improvement in the Territory in accordance with Clause 4 hereof. The Licensee shall have the right to file a Patent or Patents in any country in the world on any Improvement which relates to any development made by the Licensee or any sub-licensee to the Invention. Rights in such improvements outside the Territory shall be assigned to the Licensor. The Licensor will reimburse the Licensee for all expenses associated with patent applications assigned to the Licensor.

10. INSPECTION

    10.1 The Parties shall have the right at all times, subject to any competent or other lawful prohibitions and restrictions, to inspect or cause to be inspected all factories, laboratories, equipment, warehouses and manufacturing plants of the Licensee and any member of the Durisol Group within the Territory.


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    10.2 The Licensor shall have the right to inspect or cause to be inspected all Job Sites in which Durisol Products or the Invention are to be utilised in the Territory.

    10.3 The Licensee shall at all times supply the Licensor with all reasonable information concerning the activities of the Licensee or any sub-licensee under this Agreement.

11. OPTION

    The Licensor shall not grant any licence or other right to use the Patents and/or Know-How in the Territory for any purpose outside the Field of Use unless the Licensor shall first have offered to grant such a licence to the Licensee by notice in writing ('the Offer Notice') on terms not less favourable than those offered to any third party and the Licensee has failed to accept those terms in writing within 30 days of receipt of the Offer Notice in which event the Licensor may grant a licence to a third party within 90 days of the rejection by the Licensee provided that such a licence is on the same terms and conditions offered to the Licensee.

    It is noted that building related products such as wall forms, roof planks, floor forms and facade panels are excluded.

12. INFRINGEMENT AND THIRD PARTY CLAIMS

    In the event that any right licensed under this Agreement is infringed by and third part of a third party claims that the Licence granted hereunder is infringing a right (whether a right under a patent, trademark or otherwise) vested in a third party, the Parties shall confer upon the steps to be taken and the divisions, if any, of the legal costs that my be incurred.

13. CONFIDENTIALITY

    The Parties shall keep secret and confidential all or any information communicated between them under this Agreement which contains trade secrets or consists in information not publicly available or which is specifically marked 'Confidential'. Disclosure by the Licensee shall be on a 'need to know' basis and all appropriate safeguards to protect confidentiality shall be taken at all times. Each of the Parties shall be responsible for the observance of secrecy on the part of its management, employees, workmen, agents and other persons connected with it in any way.

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14. TERMINATION

    14.1 Either the Licensor or the Licensee may terminate this Agreement forthwith on written notice in any of the following circumstances:

         14.1.1 If the other party commits a material breach of this Agreement and where capable of remedy has not taken steps to remedy the breach within 60 days of notice from the other party; or

         14.1.2 If either party ceases to carry on business as a going concern, is unable to pay its debts as they fall due, or shall make any composition with its creditors, or any distress or execution shall be levied or threatened against it, or shall go into liquidation or have a receiver appointed in respect of all or any of its assets or shall be amalgamated or reconstructed with the result that the Company emanating from such amalgamation or reconstruction shall be a different legal entity.

         14.1.3 If the Licensee, by reason of supplying Durisol Products of a quality inconsistent with the requirements of the customer or of the Licensor, causes the good name of Durisol to be damaged and/or the Durisol Products to be disallowed for future use by the customer or any related or unrelated third party in the Territory.

    14.2 The Licensee may terminate this Agreement by serving notice of termination to expire six months after receipt by the Licensor.

15. CONSEQUENCES OF TERMINATION

    15.1 In the event of termination or expiration of the Agreement for whatever reason the obligations of confidentiality in Clause 13 shall continue in full force and effect for a period of three and a half (3 1/2) years from the date of termination or expiration.

    15.2 In the event of termination by the Licensee as a result of an event arising in 14.1.2 befalling the Licensor the provisions of Clause 3 of the Consent Agreement shall apply.

16. MISCELLANEOUS

    16.1 WAIVER

         A waiver by one part of a breach by the other of any term of this Agreement shall not prevent the

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         subsequent enforcement of the term and shall not be deemed a waiver of any subsequent breach.

    16.2 SEVERANCE AND PUBLIC POLICY RESTRICTIONS

         If any provision of this Agreement is declared void or unenforceable by any judicial or administrative authority, this shall not in an of itself nullify the remaining provisions of this Agreement. Always provided that the cancellation of such provision does not substantially alter the economic interest of either party in the continued performance of this Agreement.

    16.3 ENTIRE AGREEMENT

         This Agreement together with the Consent Agreement, the Term Sheet of Proposed Sub-Licence Agreement between the Parties dated October 19, 1995 and the Non-Disclosure and Confidentiality Agreement as to Invention and Patent Rights set forth the entire agreement and understanding of the parties relating to the subject matters hereof, and merge all prior discussions between them and all prior agreements, memoranda of intent or understanding including oral agreements. Neither party shall be bound by a definition, condition or representation other than as expressly stated in these Documents or as set forth in writing and signed by the parties to be bound.

    16.4 NOTICES

         Any notice to be given to either party by the other shall be in writing and shall be served either personally or by registered or certified mail, return receipt requested, addressed as follows:

         If to Licensor:                           If to Licensee:

         Durisol Resource Inc.                     Smith-Midland Corporation
         67 Frid Street                            P.O. Box 300
         Hamilton, Ontario                         Midland, Virginia 22728
         Canada, L8P 4M3                           U.S.A

         Attention: President                      Attention: President

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    16.5 NO PARTNERSHIP

         Nothing in this Agreement shall constitute a partnership between the parties hereto nor constitute one the agent of the other nor shall either part represent themselves to any third party as the agent of the other.

    16.6 MAINTENANCE OF PATENTS

         The Licensor shall subject as hereinafter mentioned during the life of this Agreement pay all renewal fees and do all such acts and things as may be necessary to maintain the Patents and shall produce upon written request the receipt for such renewal fees seven days at least before the last day for renewing the Patents and in default shall permit the Licensee to pay the same and give appropriate credit for the cost thereof.

    16.7 NON ASSIGNMENT

         Subject to Clause 11 hereof, neither party shall assign, transfer, change, encumber or otherwise deal with the whole or any part of this Agreement or its rights or obligations herein without the prior written consent of the other.

    16.8 DISPUTE RESOLUTION

         In the event there arises a dispute between the parties as to the interpretation or performance of any of the provisions of this Agreement or as to matters related to but not covered by this Agreement, the parties shall consult together in good faith to find a mutually agreeable resolution thereof, including the use of alternate dispute resolution procedures such as mediation, and binding or non binding arbitration, prior to and as a condition precedent of the filing of a suit in a court of law.

    16.9 GOVERNING LAW AND JURISDICTION

         This Agreement shall be governed by and construed and interpreted in accordance with the Laws of Ontario, Canada and the parties hereby submit to the exclusive jurisdiction of the Ontario Courts.

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
    16.10 HEADINGS

          The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

17. DURATION

    This Agreement is effective from the Effective Date hereof and thereafter for a period of five (5) years.

In witness whereof the Licensor and the Licensee have hereunto set their corporate seals duly attested to by the hands of proper signing officers in that behalf of this 3rd day of May 1999.



SIGNED for and on behalf of                            /s/ Hans J. Rerup
DURISOL RESOURCE INC.                                  -----------------
in the presence of:                                    Hans J. Rerup
                                                       President
/s/ Ashley B. Smith
-------------------


SIGNED for and on behalf of                            /s/ Rodney Smith
Smith-Midland Corporation                              ----------------
in the present of:                                     Rodney Smith
                                                       President
/s/ Ashley B. Smith
-------------------

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                                   SCHEDULE 1
                               THE DURISOL PROCESS

The Durisol Process is a process for producing Wood Concrete, a light weight concrete made out of wood or vegetable fibres bound with cement giving volume weights below 850 Kg/m(3)(Kilogrammes per cubic metre) or use in the manufacture of inter alia building blocks, slabs and other products and materials by methods (secret and otherwise) known by the name DURISOL and to be disclosed to the Licensee pursuant to this Agreement.


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
                                   SCHEDULE 2
                                THE ROYALTY FEE

(a) SMC shall pay a Royalty fee equal to U.S. $0.25 (twenty five cents U.S.) per face square foot of Durisol products sold in the territory.

(b)    Minimum Royalties shall be as per Clause 6.2.


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
                                   SCHEDULE 3
                                   THE PATENTS

 Date                      Number                Territory                     Owner
 25 August 1947            2,592,345                 USA                       Durisol International Corp.
 15 August 1952            2,805,567                 USA                       Durisol International Corp.
 16 July 1968              3,393,261                 USA                       Durisol International Corp.
 20 April 1982             4,325,457                 USA                       Durisol Materials Limited
 11 April 1995             5,406,039                 USA                       Durisol Materials Limited
 3 February 1998           5,713,161                 USA                       Durisol Materials Limited

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